Exhibit 10.5

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

MASTER ivd collaboration AGREEMENT

THIS MASTER IVD COLLABORATION AGREEMENT (this “Agreement”) is made as of April 6, 2016 (the “Signing Date”) by and between Foundation Medicine, Inc., a Delaware Corporation, with a principal place of business at 150 Second Street, Cambridge, MA 02141 (“FMI”) and F. Hoffmann-La Roche Ltd, with a principal place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland and Roche Molecular Systems, Inc., a Delaware corporation with a principal place of business at 4300 Hacienda Drive, Pleasanton, California 94588 (F. Hoffmann-La Roche Ltd and Roche Molecular Systems, Inc., considered together, “Roche”), wherein FMI and Roche are each a “Party” and, collectively “Parties”.

WHEREAS, Roche is, among other things, a diagnostics company with expertise and capability in researching, developing, manufacturing and marketing in the field of in vitro diagnostics (“IVD”) and FMI has expertise in developing platforms for use in genomic testing;

WHEREAS, Roche Holdings, Inc. (“Roche Holdings”) (an Affiliate (as defined below) of Roche and FMI are parties to that certain Transaction Agreement dated as of January 11, 2015 (the “Transaction Agreement”) pursuant to which Roche Holdings agreed to acquire a majority ownership interest in FMI, and, in connection therewith, FMI and certain Affiliates of Roche Holdings entered into certain Transaction Documents (as defined in the Transaction Agreement), pursuant to which they agreed to collaborate on certain matters in the field of molecular information in oncology;

WHEREAS, in connection with the foregoing, and concurrently with the execution of the Transaction Agreement, Roche and FMI entered into that certain Binding Term Sheet for an In Vitro Diagnostics Collaboration (the “IVD Binding Term Sheet”), pursuant to which Roche and FMI agreed to establish a framework for a collaboration (the “IVD Collaboration”) in the IVD field between Roche and/or its Affiliates on the one hand, and FMI on the other hand, to develop, manufacture, distribute and commercialize IVD Kit Products (as defined below); and

WHEREAS, the Parties wish to enter into this Agreement to supersede the IVD Binding Term Sheet and memorialize additional detail with respect to the terms and conditions set forth therein as well as additional terms and conditions related to the Parties’ IVD Collaboration.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows.

1.Definitions

For purposes of this Agreement and each IVD Agreement (as defined below), the following capitalized terms shall have the following meanings:

“Affiliate” means:

a)an organization, which directly or indirectly controls a Party to this Agreement;

b)an organization, which is directly or indirectly controlled by a Party to this Agreement;

c)an organization, which is controlled, directly or indirectly, by the ultimate parent company of a Party.

Control as per a) to c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

With respect to Roche, the term “Affiliate” shall not include Chugai Pharmaceutical Co. Ltd., 1-1, Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan (“Chugai”) and FMI and their respective subsidiaries unless Roche opts for such inclusion of Chugai and its respective subsidiaries by giving sixty (60) days’ prior written notice to FMI.

“Anti-Corruption Laws” has the meaning set forth in Section 18.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Arbitration Commencement Date” has the meaning set forth in Section 6(c).

“Arbitration Offer” has the meaning set forth in Section 6(c).

“Confidential Information” has the meaning set forth in Section 9.

“Disclosing Party” has the meaning set forth in Section 9.

“Effective Date” has the meaning set forth in the R&D Collaboration Agreement.

“Expert” has the meaning set forth in Section 6(c).

“FMI Development Obligations” has the meaning set forth in Section 5(a).

“FMI Products” means (i) FMI’s products, services and tests existing as of the Effective Date (including FoundationOne® and FoundationOne® Heme) and any and all successor products, services and tests, (ii) any and all products, services and tests developed under the R&D Collaboration Agreement and (iii) any and all other products, services and tests developed by FMI or any of its Affiliates following the Effective Date.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Initial IVD Agreement Term” has the meaning set forth in Section 3(a).

“Investor Rights Agreement” has the meaning set forth in the Transaction Agreement.

“IVD Agreement” has the meaning set forth in Section 3(a).

“IVD Agreement Term” has the meaning set forth in set forth in Section 3(a).

“IVD Development Working Group” has the meaning in Section 7(c).

“IVD Kit Products” means any and all IVD versions of FMI Products.

“JMC” has the meaning set forth in Section 7(a).

“JRDC” has the meaning set forth in Section 7(a).

“More Favorable Provisions” has the meaning set forth in Section 6(b).

“Panel” has the meaning set forth in Section 6(c).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“R&D Collaboration Agreement” means that certain Collaboration Agreement between Roche Ltd and Hoffmann-La Roche, Inc., on the one hand, and FMI, on the other hand, which was entered into pursuant to and concurrently with the Transaction Agreement, and relates to the use of FMI’s molecular information platform and the development of immunotherapy, circulating tumor DNA and companion diagnostics platforms.

“Rebuttal” has the meaning set forth in Section 6(c).

“Receiving Party” has the meaning set forth in Section 9.

“Relevant Terms” means, with respect to any agreement for the development, commercialization or other exploitation of IVD Kit Products, the (i) scope of work to be pursued thereunder, including the type and number of IVD Kit Products to be developed, (ii) geographic scope of such development, commercialization or other exploitation, (iii) […***…] and (iv) […***…].

“Roche Exclusive Field” means any designated IVD Kit Product field (including, e.g., disease indication) as the Parties may mutually agree in writing.

“Roche Exclusive Products” means (i) Roche IVD Kit Products, (ii) Roche Platforms and (iii) IVD Kit Products within any Roche Exclusive Field.

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“Roche IVD Kit Product” means any IVD Kit Product that utilizes any Roche Platform.

“Roche Platform” means any sequencing platform owned or controlled by Roche or any of its Affiliates.

“Selected Terms” has the meaning set forth in Section 6(c).

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supporting Memorandum” has the meaning set forth in Section 6(c).

“Third Party Agreement” has the meaning set forth in Section 6(b).

“Title 11” has the meaning set forth in Section 11(d).

“Trigger Event” has the meaning set forth in Section 6(c).

2.Scope of IVD Collaboration; Exclusivity

(a)

The Parties shall work non-exclusively with each other in the development and commercialization of IVD Kit Products; provided, however, FMI and its Affiliates shall work exclusively with Roche with respect to any Roche Exclusive Products (it being understood that the rights and associated intellectual property licenses granted by FMI to Roche and its Affiliates under this Agreement and each IVD Agreement shall be (i) exclusive with respect Roche Exclusive Products and (ii) otherwise non-exclusive).  For clarity, (A) subject to the terms and conditions of this Agreement (including the terms and conditions set forth in Section 6 (Roche MFN)), both Parties may explore and execute kit development and commercialization themselves or with third parties; provided, however, neither FMI nor any of its Affiliates shall (either themselves or with any third party) develop or commercialize any IVD Kit Products for or using any Roche Platform without the prior written consent of Roche and (B) neither FMI nor any of its Affiliates shall compete with Roche or any of its Affiliates with respect to any Roche Exclusive Field.  FMI shall not, and shall cause its Affiliates not to, grant any third party any rights with respect to any IVD Kit Product that conflict with or otherwise limit any of the rights granted (or contemplated to be granted) to Roche and its Affiliates under this Agreement or any IVD Agreement.

(b)	Subject to the terms and conditions of this Agreement (including the terms and conditions set forth in Section 2(a) above and Section 6 (Roche MFN)), […***…].

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3.IVD Agreements

(a)

From time to time, the Parties or their Affiliates may execute an agreement specifically governing the development, manufacture, use and commercialization of any IVD Kit Product (each such agreement, an “IVD Agreement”).  The initial term of each such IVD Agreement with respect to such IVD Kit Product shall be five (5) years (the “Initial IVD Agreement Term”) from the date of execution thereof, unless otherwise agreed and specified by the Parties in the relevant IVD Agreement.  Such Initial IVD Agreement Term may be extended by Roche, at its option, for one additional three (3) year period (unless a different period is agreed by the Parties and specified in the relevant IVD Agreement) during any period of time in which the Aggregate Ownership Percentage (as defined in the Investor Rights Agreement) of Roche and its Affiliates is at least fifty percent (50.1%) (it being understood that this requirement is subject to Section 4.04 of the Investor Rights Agreement) (the Initial IVD Agreement Term and any such extension are together referred to as the “IVD Agreement Term”).  For clarity, the IVD Agreement Term shall be determined on an IVD Kit Product-by-IVD Kit Product basis as specified in each IVD Agreement.

(b)

For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, if any IVD Kit Product is developed under any IVD Agreement during the applicable IVD Agreement Term, the right of Roche to develop, manufacture, distribute, sell and otherwise commercialize such IVD Kit Product shall continue for as long as such IVD Kit Product is commercialized by or on behalf of Roche or any of its Affiliates, subject to any applicable ongoing terms established in such IVD Agreement, including the payment of any royalties, milestones and similar payments.

4.Contents of Each IVD Agreement

(a)

Each IVD Agreement shall cover the relevant IVD Kit Product development and commercialization and shall be negotiated and agreed upon by the Parties on an IVD Kit Product-by-IVD Kit Product basis, covering all aspects of such development and commercialization and applicable intellectual property ownership, licenses and other rights with respect thereto.

(b)	Without limiting the generality of the foregoing, each IVD Agreement shall contain provisions that:
i.	The Parties, through the IVD Development Working Group, will discuss and align on overall strategy, development, and marketing plans for Roche Exclusive Products;

ii.	Roche will develop any Roche Exclusive Products and be the legal manufacturer of such Roche Exclusive Products;

iii.	Specify […***…] under any such IVD Agreement;

iv.	Roche […***…] of development for Roche Exclusive Products;

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v.

Roche will be granted exclusive, sublicensable and assignable rights (including intellectual property rights) to manufacture, use, distribute, sell, offer for sale, import and otherwise commercialize any Roche Exclusive Products in the United States and/or outside of the United States;

vi.

FMI will provide analytical, interpretation, and reporting services for samples processed using Roche Exclusive Products or alternatively will enable Roche to use, directly and on a non-sublicensable basis, FMI’s database for analysis, interpretation, and reporting purposes, and Roche […***…] related to such Roche Exclusive Products, if any;

vii.	FMI will be entitled […***…] of any Roche Exclusive Products;

viii.	FMI will be entitled […***…] related to any Roche Exclusive Products, […***…] of the development of such Roche Exclusive Products;

ix.	[…***…];

x.	Governance provisions will be as set forth in this Agreement; and

xi.

Each IVD Agreement will define additional applicable terms and conditions, including, representations and warranties, applicable work plans and budgets, in each case to be mutually agreed by the Parties.

5.Sequencing Platform; Development Costs.

(a)

FMI shall provide genomic analysis, interpretation expertise, and application support in connection with the development of each Roche Platform for use in clinical cancer profiling, on terms to be mutually agreed by the Parties (such activities, the “FMI Development Obligations”).

(b)	Roche shall control the development of each Roche Platform, […***…] of any FMI Development Obligations.

6.Roche MFN

(a)

FMI acknowledges and agrees that the rights granted and contemplated to be granted to Roche and its Affiliates with respect to IVD Kit Products under this Agreement and each IVD Agreement are and shall be, when considered as part of an integrated whole, no less favorable to Roche and its Affiliates than any terms and conditions granted by FMI or any of its Affiliates to any third party with respect to the development, commercialization or other exploitation of any IVD Kit Product.

(b)

If, at any time after the Effective Date, FMI or any of its Affiliates enters into any agreement (“Third Party Agreement”) with any third party pursuant to which FMI or any of its Affiliates grants such third party any right to develop, commercialize or otherwise exploit any IVD Kit Product and such agreement includes any terms or

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conditions that are more favorable, when taken as a whole, than those provided to Roche and its Affiliates under this Agreement or any IVD Agreement (“More Favorable Provisions”), then FMI shall promptly provide written notice thereof to Roche, and Roche may elect, at its discretion, to receive the benefit of such More Favorable Provisions under this Agreement and each IVD Agreement, as the case may be, whether then in effect or entered into thereafter.  Upon any such election by Roche, this Agreement and each IVD Agreement, as applicable, shall automatically be deemed to have been amended and modified such that, from the date on which any such More Favorable Provisions are first so provided to a third party and thereafter, Roche and its Affiliates shall be provided such More Favorable Provisions (it being understood that, if Roche elects to accept such More Favorable Provisions with respect to this Agreement or IVD Agreement in which the Relevant Terms thereof are materially different than the Relevant Terms of the Third Party Agreement, the Parties shall, in good faith, use commercially reasonable efforts to modify such More Favorable Provisions in a manner that accounts for such difference).

(c)

In addition to the foregoing, FMI shall […***…] if Roche so requests, enter into an IVD Agreement with Roche no later than […***…] thereafter on the terms set forth herein, including any terms required by the terms and conditions in respect of any More Favorable Provisions.  If FMI and Roche are unable to agree to any additional terms of such IVD Agreement within such […***…] period, then the Parties shall refer such dispute to the JMC, which shall have […***…] to resolve such dispute by consensus.  If there are any matters not resolved by the JMC within such […***…] period, then the Parties shall each select and agree upon a mutually acceptable independent third party expert who is neutral, disinterested and impartial, and has significant relevant experience in the development and commercialization of diagnostic products (each, an “Expert”).  Each Expert shall within […***…] select a third Expert to form a panel of three (3) Experts (“Panel”).  The date on which such Panel is selected will be the “Arbitration Commencement Date.”  Each Party shall within […***…] following the Arbitration Commencement Date prepare and deliver to both the Panel and the other Party its proposed terms that have not been agreed (collectively, the “Arbitration Offer”) to resolve the disputed matter and a memorandum (the “Supporting Memorandum”) in support thereof; provided that such Arbitration Offer shall be on the same or substantially similar terms as the last offer made by such Party to the other Party during the initial […***…] period.  The Panel will also be provided with a copy of this Agreement and any other agreements that are relevant to interpretation of intent of the provisions of this Section 6.  Within […***…] after receipt of the other Party’s Supporting Memorandum, each Party may submit to the Panel (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms.  Neither Party may have communications (either written or oral) with the Panel other than for the sole purpose of engaging the Panel or as expressly permitted in this section.  Within […***…] after the Panel’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal, if earlier), the Panel will select, between the proposals provided by the Parties, the proposal that the Panel believes most accurately reflects an equitable result for FMI and Roche based on the requirements of this Section 6 (the “Selected Terms”).  The Panel shall not have the authority to modify a proposal initially submitted by a Party.

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The decision of the Panel shall be the sole, exclusive and binding remedy and the Selected Terms shall automatically become incorporated into the IVD Agreement and such IVD Agreement shall automatically become a binding and enforceable agreement between the Parties.  The Panel will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching a decision regarding the dispute at issue.  The Panel’s fees and expenses will be paid by the Party whose proposal is not selected by the Panel.  Each Party will bear and pay its own expenses incurred in connection with any proceedings under this Section 6.

(d)

Notwithstanding anything in this Agreement or any IVD Agreement to the contrary, neither FMI nor any of its Affiliates shall take any action designed or intended to evade, frustrate or otherwise circumvent the intent or purpose of this Section 6.

7.Governance

(a)

Joint Research and Development Committee.  The responsibilities of the Joint Research and Development Committee (“JRDC”) and Joint Management Committee (“JMC”) established by the R&D Collaboration Agreement shall be extended to apply to the IVD Collaboration.  In furtherance of the foregoing, the provisions of Article 6 of the R&D Collaboration Agreement are incorporated herein and shall apply mutatis mutandis; provided, however, that Sections 6.1.2, 6.1.5.1, 6.1.5.2, 6.1.7, 6.3, and 6.7 of the R&D Collaboration Agreement shall not apply to this Agreement or any activities under the IVD Collaboration.

(b)

JDRC Responsibilities.  For the avoidance of doubt, (i) the JRDC’s responsibilities shall include evaluating in good faith proposals to develop and commercialize IVD Kit Products and overseeing the IVD Development Working Group, (ii) each of the JRDC and JMC shall make decisions related to the IVD Collaboration by consensus of the Parties, (iii) unresolved issues at the JRDC shall be addressed by the JMC, (iv) unresolved issues at the JMC shall be addressed by the CEOs of Roche and FMI (or their designees), and (v) issues not resolved by the CEOs shall be resolved by […***…].  For clarity, for purposes of the foregoing governance and dispute resolution terms and conditions, but subject to the terms and conditions set forth in Section 6 (Roche MFN), (A) neither Party may unilaterally exercise deciding authority to compel the other Party to pursue development and commercialization of any IVD Kit Product (including any Roche IVD Kit Product), and (B) any such development and commercialization of any such IVD Kit Product (or Roche IVD Kit Product) under the IVD Collaboration shall require mutual agreement of the Parties (it being understood that the entry into any IVD Agreement shall, subject to the terms and conditions therein, constitute such mutual agreement).

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(c)

IVD Development Working Group.  The JRDC shall establish a working group (the “IVD Development Working Group”) to oversee the activities contemplated under each IVD Agreement.  The IVD Development Working Group shall make recommendations to the JRDC regarding planned IVD Collaboration activities between Roche and FMI and related budgets. Further authorities may be granted to the IVD Development Working Group by the JRDC.

8.Diligence; Further Assurances

(a)

Performance of Obligations.  The Parties shall exercise commercially reasonable efforts in performing their obligations under the IVD Collaboration, including in connection with the evaluation of proposals to develop and commercialize IVD Kit Products.  Each Party shall be responsible for the quality, technical accuracy, and completeness of all project data, and any other items to be generated or provided by them under any IVD Agreement or this Agreement.  Each Party shall also be responsible for the professional quality, training, and supervision of all its and its Affiliates’ personnel who perform any activities under this Agreement or any IVD Agreement.  Each Party shall promptly inform the other Party in writing in the event that it anticipates or experiences any delay in the completion of such activities. If a Party anticipates or experiences a delay in completing its obligations under this Agreement or any IVD Agreement, such Party shall promptly notify the other Party, and together the Parties shall seek a mutually acceptable solution, failing which the Parties shall each refer the matter to their respective CEOs (or their designees) for attempted resolution.  If, after exhausting these efforts, the Parties are unable to reach a mutually acceptable solution, then each Party shall be responsible for any delay or failure by it (or its Affiliates) to timely complete its obligations under this Agreement or any IVD Agreement to the extent such delay or failure is attributable to such Party failing to exercise commercially reasonable efforts, and provided that such Party shall not be responsible to the extent that (i) such failure or delay is caused by a delay or failure of performance by the other Party, or (ii) as may otherwise be mutually agreed in writing by the Parties. Except as expressly provided in this Agreement or any IVD Agreement, each Party shall conduct such activities at its sole cost.

(b)

Compliance with Laws and Regulations.  Each Party shall, and shall ensure that their respective Affiliates shall, comply with all Applicable Laws in connection with the performance of this Agreement and each IVD Agreement.  In addition, each Party shall, and shall ensure that their respective Affiliates shall, comply, as applicable, with current good laboratory practices, good clinical practices and/or good manufacturing practices, as the case may be, in connection with the performance of this Agreement and each IVD Agreement.

(c)

Further Assurances.  Each Party shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further instruments, and to do all such further acts, including, without limitation, the filing of assignments, agreements, documents, powers of attorney, and instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement and the IVD Collaboration.

9.Confidentiality

(a)

In the performance of the IVD Collaboration or in order to evaluate possible IVD Collaboration projects, it may be necessary for one Party (the “Disclosing Party”) to disclose information (including, without limitation proprietary information, technical information, business information, collaboration and development plans, data, databases, software, inventions, know-how and trade secrets) whether technical or non-technical, oral or written (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall mean all such information that is (i) marked or otherwise identified as confidential when disclosed or otherwise made available to the receiving Party (the “Receiving Party”); (ii) in the case of information given verbally, that is identified as Confidential Information to the Receiving Party by the Disclosing Party at the time of making such verbal disclosure; or (iii) that is otherwise disclosed in a manner such that a reasonable person would understand its confidential or proprietary nature. Confidential Information disclosed hereunder shall include without limitation Confidential Information of any Affiliate, subcontractor or other third party provided by or through Disclosing Party to the Receiving Party. The terms of this Agreement shall be considered Confidential Information of the Parties.  Except as otherwise provided herein, for a period of ten (10) years following the date of such disclosure, the Receiving Party shall use the Confidential Information only for purposes of this Agreement or any IVD Agreement and further agrees that it shall not disclose or publish such Confidential Information. Notwithstanding the foregoing, the following the foregoing restrictions shall not apply to (and any information that is subject to the exceptions set forth in parts (A) through (E) below shall not be deemed Confidential Information):

(A)	information that is or becomes publicly known through no fault (whether by action or inaction) of the Receiving Party or its Affiliates;
(B)	information that is learned from a third party entitled to disclose it without restriction;
(C)	information that is already known to or developed by Receiving Party before receipt from the Disclosing Party, as shown by the Receiving Party's prior written records;
(D)	information that is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; and
(E)	information that is approved in writing by the Disclosing Party for release by the Receiving Party.
(b)

Each Receiving Party shall have the right to disclose such Confidential Information of a Disclosing Party as may be required to be disclosed pursuant to court order or other Applicable Law; provided, however, that the Receiving Party or its Affiliates, prior to making such disclosure, shall notify the Disclosing Party in advance of such required disclosure and furnish as much notice as is reasonable under the circumstances to the Disclosing Party to enable it to resist or limit such disclosure.

(c)

Nothing in this Agreement shall prevent a Party or its Affiliates from disclosing Confidential Information of the other Party to: (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of IVD Kit Products under any IVD Agreement; and (ii) third parties acting on behalf of a Party, to the extent reasonably necessary to conduct the activities contemplated by this Agreement or any IVD Agreement provided that such third parties are bound by confidentiality obligations with respect to such Confidential Information that are no less restrictive than those included in this Agreement or any IVD Agreement.

(d)

The Receiving Party shall use no less than a reasonable degree of care to prevent the inadvertent, accidental, unauthorized or mistaken disclosure or use by its employees of Confidential Information disclosed hereunder. Each Party shall ensure that its respective Affiliates and employees, agents (and consultants retained by such Party or such Party’s Affiliates to perform hereunder or under any IVD Agreement) are obligated to comply with the terms of this Agreement and any IVD Agreement (including, without limitation, the nondisclosure obligations herein) applicable to such Party.

(e)

The Receiving Party may not disclose any Confidential Information other than to such of its directors, officers, employees, attorneys, accountants, financial advisors or consultants who both: (i) reasonably need to know such information as necessary for the Receiving Party to perform its obligations hereunder or any IVD Agreement or to assist the Receiving Party in enforcing its rights hereunder or any IVD Agreement; and (ii) are obligated (in a manner at least as restrictive as the Receiving Party’s obligations hereunder) to maintain the confidentiality of such Confidential Information and restricted from using such Confidential Information other than as set forth above.

(f)

Within ten (10) days following the termination of this Agreement, upon request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party (or, at the disclosing Party’s request, destroy and certify the same) all Confidential Information provided by the Disclosing Party and all copies or embodiments thereof.

10.Publications

The Parties shall during and after the term of this Agreement and each IVD Agreement cooperate and consult with each other as to any publication relating to the IVD Collaboration. Without limiting the foregoing, each Party shall provide to the other Party copies of any proposed manuscript at least sixty (60) days prior to any submission for publication. Each Party shall, at the other Party’s request and discretion, either redact from such manuscript any Confidential Information belonging to such other Party or delay publication for up to an additional sixty (60) days so as to allow such other Party an opportunity to file a patent application (subject to the terms and conditions governing the ownership of intellectual property set forth in each applicable IVD Agreement) with respect to such Confidential Information. The Parties shall cooperate and consult with each other regarding any news releases or public statements with respect to the transactions contemplated by this Agreement, and shall not issue any news releases or public statements concerning the other Party, its products, or its work under the relevant IVD Agreement without such Party’s prior consent except as required by law. Subject to applicable laws or the rules of any applicable securities exchange, each Party shall use its reasonable efforts to enable the other Party to review and comment on all such news releases prior to the release thereof.

11.Termination

(a)

Term of Agreement.  This Agreement shall commence upon the Effective Date and shall expire upon the five (5) year anniversary of the Effective Date unless it is earlier terminated by the Parties as provided hereunder. Notwithstanding the foregoing, Roche shall have the right, in its sole discretion, to extend the term of this Agreement for additional two (2) year periods of time during any period of time in which the Aggregate Ownership Percentage (as defined in the Investor Rights Agreement) of Roche and its Affiliates is at least fifty percent (50.1%) (it being understood that this requirement is subject to Section 4.04 of the Investor Rights Agreement).

(b)

Termination for Breach. A Party shall have the right to terminate this Agreement or any IVD Agreement in the event that the other Party is in breach of one or more of its material obligations under this Agreement or such IVD Agreement, respectively, by providing the breaching Party written notice describing the breach and, where such breach is capable of remedy, setting out any remedial actions required to be undertaken to cure such breach. If the breaching Party has not cured such breach within sixty (60) calendar days after receipt of such notice , then termination of the Agreement or the IVD Agreement shall be effective immediately upon expiration of such period unless extended by the notifying Party; provided, however, that if the cure required for such a breach requires more than sixty (60) days to effectuate, and the breaching Party exercises commercially reasonable efforts to cure such breach promptly upon notification, the notifying Party shall not unreasonably refuse to extend the period allowed for the breaching Party to cure such breach. Notwithstanding the foregoing, such sixty (60) day cure period shall be reduced to thirty (30) days in cases where the breach is a failure to pay any sums not the subject of a good faith dispute.  For the avoidance of doubt, material breach of any IVD Agreement shall only enable potential termination of such IVD Agreement and not termination of this Agreement.

(c)

Termination for Insolvency or Bankruptcy. Either Party may terminate this Agreement and all IVD Agreements effective upon written notice to the other Party in the event of the liquidation, dissolution, winding up, insolvency, bankruptcy, or filing of any petition therefore, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, assignment or similar proceeding is not dismissed or vacated within ninety (90) calendar days.  All rights and licenses granted pursuant to this Agreement or any IVD Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used herein, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11.  Each Party in its capacity as a licensor under this Agreement or any IVD Agreement agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11: (i) the other Party, in its capacity as a licensee of rights under this Agreement, retains and may fully exercise all of such licensed rights under this Agreement, including as provided in this Section, and all of its rights and elections under Title 11; and (ii) the other Party is entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, will be promptly delivered to the other Party: (1) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (2) if not delivered under (1), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

(d)

Termination for Convenience without Cause.  Either Party shall have the right to terminate an IVD Agreement, but not this Agreement, for convenience without cause, upon three (3) months prior written notice to the other Party.  Notwithstanding anything herein, in the event that Roche terminates an IVD Agreement for convenience without cause, Roche shall pay to FMI all accrued costs of FMI’s work under the relevant IVD Agreement and any wind down costs, to be negotiated by the Parties in good faith, in respect of the termination of such IVD Agreement. In the event that FMI terminates an IVD Agreement for convenience without cause, the following shall apply: (i) any rights and licenses granted by Roche to FMI under such IVD Agreement shall be terminated; (ii) all licenses granted by FMI to Roche hereunder or under any IVD Agreement shall become perpetual, subject to any payment obligations under subjection (v) below; (iii) FMI shall transfer to Roche all FMI know-how and other Confidential Information, including any other intellectual property of FMI, necessary for Roche to practice the IVD Collaboration contemplated under any such terminated IVD Agreement, to be used by Roche solely to practice the IVD Collaboration contemplated under such terminated IVD Agreement; (iv) FMI shall provide to Roche all regulatory filings and regulatory approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in FMI’s possession and control related to IVD Kit Product(s) in the country necessary for Roche to commercialize the IVD Kit Product(s), to be used by Roche solely to practice the IVD Collaboration contemplated under such terminated IVD Agreement; and (v) the Parties shall negotiate in good faith to determine payment of compensation due to FMI, if any, including the proportion of any royalty Roche would have paid FMI had the IVD Agreement not been terminated that shall be due to FMI in light of termination, to be negotiated in good faith between the Parties, taking into account FMI’s work under the IVD Agreement prior to termination and the value of FMI’s other contributions, including intellectual property, know-how, and goodwill of the underlying FMI Product, provided that if the Parties cannot agree on the proportion of such royalty within ninety (90) days’ of termination (or sooner if mutually agreed by the Parties), the issue shall be resolved by the arbitration mechanism provided under Section 6(c) of this Agreement; provided, however, the utilization of such arbitration mechanism shall not delay the launch or sales of such IVD Kit Product(s) and provided, further, that none of Roche’s rights under Sections 3(a) and 3(b) herein shall be affected.

(e)

Consequences of Termination.  In the event of any early termination of this Agreement or any IVD Agreement prior to completion of the IVD Collaboration contemplated hereunder or thereunder, each Party shall pay to the other Party, all non-divisible, non-cancellable costs that were to be reimbursed and/or the proportion of compensation that was to be paid based on progress toward completion of the relevant activity of the IVD Collaboration at the time of termination, as the case may be; provided, however, that in the event Roche terminates this Agreement or any IVD Agreement for breach by FMI, pursuant to Section 11(b) herein or for the insolvency or bankruptcy of FMI, pursuant to Section 11(c) herein, the following shall apply: (i) any rights and licenses granted by Roche to FMI under the relevant IVD Agreement shall be terminated; (ii) all licenses granted by FMI to Roche hereunder or under any IVD Agreement shall become fully paid-up, perpetual and irrevocable; (iii) FMI shall transfer to Roche all FMI know how and other Confidential Information, including any other intellectual property of FMI, necessary for Roche to practice the IVD Collaboration contemplated under any such terminated IVD Agreement, to be used by Roche solely to practice the IVD Collaboration contemplated under such terminated IVD Agreement; (iv) FMI shall provide to Roche all regulatory filings and regulatory approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in FMI’s possession and control related to IVD Kit Product(s) in the country necessary for Roche to commercialize the IVD Kit Product(s), to be used by Roche solely to practice the IVD Collaboration contemplated under such terminated IVD Agreement; and (v) Roche shall retain all rights and remedies available to it under law and equity in connection with such breach by FMI.

(f)	Survival. Sections 9, 10, 11(d) (but only the second and third sentences thereof), 11(e), 12 through 15, 16(a) and 16(b), 17 through 25 shall survive any termination or expiration of this Agreement.

12.Use of Names

Neither Party or its Affiliates shall use the trade names or trademarks of the other Party or its Affiliates in any form of advertising or publicity without the prior express written permission of such other Party.

13.Notices

Any notice required to be given or which shall be given under this Agreement or any IVD Agreement shall be in writing delivered by first-class mail or facsimile addressed to the Parties as follows:

For Roche:

F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attn: Head of Legal Diagnostics

and

Roche Molecular Systems, Inc.

4300 Hacienda Drive

Pleasanton, CA 94588

Attn: General Counsel

For FMI: Foundation Medicine, Inc. 150 Second Street Cambridge, MA 02141 Attn: General Counsel

With copies to the following Party representatives, who will handle day-to-day communications regarding the IVD Collaboration under this Agreement and any IVD Agreement:

For Roche: F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel, Switzerland Attn: Tim Jaeger Head of Diagnostics Information Solutions	For FMI: Foundation Medicine, Inc. 150 Second Street Cambridge, MA 02141 Attn: Steven Kafka

14.Independent Parties

The Parties are and shall be independent contractors and neither shall at any time be considered an agent or an employee of the other. No joint venture, partnership or like relationship is created between the Parties by this Agreement or any IVD Agreement.

15.Assignment

This Agreement and each IVD Agreement shall be binding upon and inure to the benefit of the Parties. Neither Party shall have the right to assign or otherwise transfer this Agreement or any IVD Agreement or any part of the foregoing to any third party without the prior written approval of the other Party; provided, however, that either Party may assign this Agreement or any IVD Agreement to any of its Affiliates without the approval of the other Party.  Any assignment or transfer of this Agreement or any IVD Agreement by either Party in contravention of this Section 15 shall be void ab initio.

16.Representations and Warranties

(a).

EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN ANY IVD AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE IVD COLLABORATION (OR THE RESULTS THEREOF) OR ANY INVENTIONS OR PRODUCTS, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT OR ANY IVD AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE IVD COLLABORATION (OR THE RESULTS THEREOF) OR ANY SUCH INVENTION OR PRODUCT.

(b)

EXCEPT WITH RESPECT TO ANY LIABILITY FOR ANY BREACH OF SECTION 9 (CONFIDENTIALITY) OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY IVD AGREEMENT OR ANY PERFORMANCE HEREUNDER OR THEREUNDER, INCLUDING ANY LIABILITY ARISING UNDER SECTION 17 (INDEMNITY).

(c)Each Party hereby represents, warrants, and covenants to the other Party as follows.

i.

Each Party: (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

ii.

The execution and delivery of this Agreement and each IVD Agreement and the performance of such Party’s obligations hereunder and thereunder: (i) do not conflict with or violate any requirement of Applicable Law or any provision of articles of incorporation, bylaws or limited partnership agreement of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

17.Indemnity

(a)

FMI shall defend, indemnify, and hold Roche, its Affiliates and their respective directors, officers, employees, and agents harmless from and against any and all third-party claims, liability, losses, expenses (including reasonable attorneys’ fees), or damages (collectively, “Losses”) arising out of (i) the untruth or inaccuracy in any material respect of any representation or covenant or other material breach of this Agreement or any IVD Agreement by FMI; or (ii) the negligence or intentional misconduct of FMI or any of its Affiliates in performance of their obligations hereunder or under any IVD Agreement.

(b)

Roche shall defend, indemnify, and hold FMI, its Affiliates and their respective directors, officers, employees, and agents harmless from and against any and all third-party Losses arising out of (i) the untruth or inaccuracy in any material respect of any representation or covenant or other material breach of this Agreement or any IVD Agreement by Roche; or (ii) the negligence or intentional misconduct of Roche or any of its Affiliates in performance of their obligations hereunder or under any IVD Agreement.

(c)

The Party seeking indemnification under this Section 17 (the “Indemnified Party”) shall give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action, investigation or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  The Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the Third Party Claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action, investigation or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement is solely for monetary payment by the Indemnifying Party, implicates no admission of fault or liability, and contains an explicit and complete unconditional release of each Indemnified Party in connection with such Third Party Claim.

18.Compliance

(a)

Debarment. Each Party hereby certifies (on behalf of itself and its Affiliates) that it shall employ not and has not employed or otherwise used in any capacity the services of any Person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement or any IVD Agreement. Each Party shall immediately notify the other Party in writing if any such debarment occurs or comes to its attention, and shall, with respect to any Person so debarred promptly remove such Person from performing any activities related to or in connection with any IVD Agreement or this Agreement.

(b)

Compliance with Anti-Corruption Laws. Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates, agents and representatives, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations under this Agreement and each IVD Agreement it shall: (i) comply with the Anti-Corruption Laws (as defined below), (ii) not take any action that will cause the other Party or its Affiliates to be in violation of the Anti-Corruption Laws, and (iii) shall use commercially reasonable efforts to enforce and abide by its own policies in respect of compliance with Anti-Corruption Laws.  As used herein “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act 1977, as amended, the UK Bribery Act 2010 and any other anti-corruption laws applicable to a Party’s execution of, or its performance under, this Agreement or any IVD Agreement.

(c)

No Inducement. Each Party, on behalf of itself and its officers, directors, employees, Affiliates, agents and representatives, represents and warrants to the other Party that, in connection with the matters that are the subject of this Agreement and any IVD Agreement, and the performance by each Party of its obligations under this Agreement and each IVD Agreement: (i) it has not violated any Anti-Corruption Laws, and (ii) to the best of its knowledge none of its contracts, licenses or other assets that are the subject of this Agreement were procured in violation of applicable Anti-Corruption Laws.

19.Governing Law

This Agreement and each IVD Agreement (including their execution, interpretation and performance) shall be governed by and in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.  The Parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention) shall not apply to this Agreement or any IVD Agreement.  The provisions of

Sections 19.2 and 19.3 of the R&D Collaboration Agreement are incorporated herein and shall apply mutatis mutandis.

20.WAIVER OF JURY TRIAL

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY IVD AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.Construction

Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. References to, Sections are to Sections of this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  Both Parties and their counsel have participated equally in the formation of this Agreement. The language of this Agreement shall not be presumptively construed against either Party.

22.Entire Agreement; Miscellaneous

Unless otherwise specified herein, this Agreement embodies the entire understanding of the Parties for this project and any prior or contemporaneous representations, either oral or written (including the IVD Binding Term Sheet), are hereby superseded. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that shall achieve as far as possible the economic business intentions of the Parties; provided, however, that the remainder of this Agreement shall remain in full force and effect to the extent that the material interests of the Parties are not affected.  No amendments or changes to this Agreement including, without limitation, changes in the field of IVD Collaboration, total estimated cost, and period of performance, shall be effective unless made in writing and signed by an authorized representative of each Party.  Any provision of this Agreement may be waived, but only if the waiver is in writing and signed by the Party against whom the waiver is to be effective.  The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement shall neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

23.Specific Performance

The Parties agree that irreparable damage may occur if any provision of this Agreement or any IVD Agreement were not performed in accordance with the terms hereof and thereof and that the Parties shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, in addition to any other remedy to which such Party may be entitled at law or in equity.

24.Counterparts

This Agreement may be executed in counterparts (including faxed copies), each of which when executed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement, which shall be sufficiently evidenced by any such original.

25.Precedence

In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any IVD Agreement, the terms and conditions of this Agreement shall supersede and control to the extent of such conflict, except to the extent that specific language in such IVD Agreement expressly states that it supersedes particular language in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have, through their duly authorized representatives, executed this Agreement as of the Signing Date.

FOUNDATION MEDICINE, INC.	F. HOFFMANN-LA ROCHE LTD
Signed: /s/ Steven J. Kafka	Signed: /s/ Babette Güldenpfennig
Name: Steven J. Kafka	Name: Babette Güldenpfennig Ph.D.
Title: President & COO	Title: Head of Global Licensing Diagnostics Business Development
Date: 22 April 2016	Date: April 22, 2016

F. HOFFMANN-LA ROCHE LTD
Signed: /s/ Juan Cortizo
Name: Juan Cortizo
Title: Legal Counsel
Date: April 22, 2016

ROCHE MOLECULAR SYSTEMS, INC.
Signed: /s/ Paul Brown
Name: Paul Brown
Title: Head Molecular Solutions
Date: 22 April 2016